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                                                                    EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "Agreement") is made as of March 17th, 2000, by and between OZ.COM, a California corporation ("Employer") and any of its successor business entities (whether the successor is by way of merger, acquisition or asset sale) and FREDRIK TORSTENSSON ("Executive").

     In consideration of the foregoing and of the mutual covenants and conditions herein contained, the parties hereby agree as follows:

     1.1 EMPLOYMENT. Employer hereby employs Executives as Executive Vice President of Business Development and Sales, and Executive accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

     2.1 TERM. This Agreement shall commence on April 3rd, 2000, which will be the first date of employment.

     POSITIONS AND SERVICES

     3.1 POSITION. Executive will initially occupy the position of Executive Vice President of Business Development and Sales of Employer. Executive shall report directly to Employer's Board of Directors or Chief Executive Officer.

     3.2 BEST EFFORTS. During the employment period, Executive will devote his best efforts and substantially all of his business time and attention to the performance of his duties hereunder and to the business and affairs of Employer, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by Employer's general employment policies.

     3.3 DUTIES. Executive shall perform such duties as are customarily associated with his then current title(s), consistent with the Bylaws of Employer and as required by Employer's Board of Directors ("Board"). Said duties shall be performed at such place or places as Employer shall reasonably designate or as shall be reasonably appropriate and necessary to the discharge of Executive's duties in connection with his employment.

     3.4 COMPANY POLICIES. The employment relationship between the parties shall be governed by the general employment policies and practices of Employer, including but not limited to those relating to protection of confidential information and assignment of inventions. When the terms of this Agreement differ from or are in conflict with Employer's general employment policies or practices, this Agreement shall however prevail. Executive will duly, punctually and faithfully observe Employer's general employment policies and practices, including, without limitation, any and all rules, regulations, policies and/or procedures which Employer may now or hereafter establish governing the conduct of its business.

     3.5 PLACE OF EMPLOYMENT. For at least the first 4 months of employment, Executive will be temporarily based at Employees office in Stockholm, Sweden. Employer shall, for the transport of Executive to Stockholm, and in all other cases where Employer asks Executive to


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relocate, pay his and his family's reasonable moving and relocation expenses.
Employer shall furthermore provide Executive with a permanent work authorization at his place of employment where such authorization is needed. Employer shall assist Executive in compliance with all immigration laws and shall pay the reasonable costs of such compliance, specifically including attorneys' fees. Within ten (10) days of commencing work for Employer, Employer shall take steps to file a petition with the INS for transfer of Executive's H-1B Visa from Ericsson to Employer, and shall also begin the process of sponsoring Executive for a permanent resident work authorization in the United States. Also, in the event of relocation, Executive's base salary shall be adjusted upward to reflect any additional taxation and other cost of living increases associated with the relocation. The amount of increase will be determined by any applicable CPI (Consumer Price Index) or other valid indicator generally relied upon by industry or agreed upon by Employer and Executive.

     COMPENSATION

     4.1 SALARY. Employer shall pay to Executive base salary at the annual rate of the equivalence of US $150,000. Executive's salary shall be payable at the same time and basis as Employer pays its payroll in general. If, during the term of this Agreement, Executive is domiciled and his services are rendered substantially in the United States, payment of Executive's salary shall be paid in US dollars and shall be subject to deductions for social security, federal and state payroll taxes and unemployment and other standard deductions and withholdings. Otherwise Executive's salary according to this agreement shall be paid in the currency of the country in which he is domiciled and his salary shall be subject to all applicable local withholding requirements. The relocation of Executive shall not affect his salary unless otherwise agreed in writing between the parties to this Agreement. Employer agrees that Executive's salary, when paid in non-US currency, shall be the equivalent of at least US $7,500 per month net (after taxes and withholding are deducted), based on the foreign currency's exchange rate with the US dollar, as determined on a quarterly basis (January 1, April 1, July 1, October 1), by reference to the exchange rates published in the Wall Street Journal or similar periodical.

     4.2 ACCOMMODATION EXPENSES/CAR ALLOWANCE. Employer will, during the term of this Agreement, bear reasonable expenses of Executive and his family for accommodation at the place of employment of Executive. The accommodation provided must be at minimum a two bedroom furnished apartment within approx. fifteen minute commute from Employer's facilities. Employer will furthermore pay the equivalence of US $500 per month to Executive in car allowance.

     4.3 PARTICIPATION IN BENEFIT PLANS. During the term hereof, Executive shall be entitled to participate in any and all profit-sharing, group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of Employer now existing or established hereafter for executives.

     4.4 VACATION. Executive shall be entitled to a period of annual vacation time equal to that provided to employees of equal position by Employer's policies and procedures regarding


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vacation, but in no event less than five weeks per year (including one week off between Christmas and New Years Day during which the offices of Employer will be closed). The days selected for Executive's vacation must be mutually agreeable to Employer and Executive.

     4.5 EXECUTIVE BONUS PROGRAM. As a sign-on bonus, Executive shall be entitled to payment of the equivalence of $15,000, to be paid no later than ten
(10) days after the first day of employment according to this Agreement. Executive shall be eligible for an annual cash bonus, which shall not exceed one hundred and twenty percent (120%) of his basic salary for such period. The bonus, payable on April 15th each year, shall be determined in accordance with the following linear formula:

" equivalent of US $5,000 in bonus for every $1 million in worldwide sales in year 2000 (e.g., $50,000 if sales are US $10,000,000)

" equivalent of US $6,667 in bonus for every $1 million in worldwide sales in year 2001 (e.g., US $100,000 if sales are US $15,000,000)

" equivalent of US $5,000 in bonus for every $1 million in worldwide sales in year 2002 (e.g., US $150,000 if sales are $30,000,000)

If, during the term of this Agreement, Executive is domiciled and his services are rendered substantially in the United States, payment of Executive's salary and bonus shall be paid in US dollars and shall be subject to deductions for social security, federal and state payroll taxes and unemployment and other standard deductions and withholdings. Otherwise Executive's salary according to this agreement shall be paid in the currency of the country in which he is domiciled and his salary and bonus shall be subject to all applicable local withholding requirements.

Employer agrees the Executive's bonus, including sign-on bonus, when paid in non-US currency, shall be the equivalent of at least 60% net of the entire bonus amount payable in United States dollars, based on the foreign currency's exchange rate with the US dollar, as determined on a quarterly basis (January
1, April 1, July 1, October 1), by reference to the exchange rates published in the Wall Street Journal or similar periodical. By way of example, if the bonus payable would be US $100,000 subject to US withholding, Employer shall ensure that the net amount paid to Executive shall at least equal 60,000 US net dollar.

In this Agreement "world wide sales" shall mean sales by Employer to persons or entities, as determined in Employer's audited annual financial statement, prepared in accord with generally accepted accounting principles. World wide sales shall be calculated on March 31 of the year following the year for which the bonus is to be granted.

     4.6 STOCK OPTIONS. Executive shall be granted an incentive stock option to purchase up to 200,000 shares of Employer's common stock under the terms of the OZ Interactive, Inc. 1995 Stock Option Plan ("Stock Option Plan"), as amended. These options will be due and exercisable in three equal annual installments, the first being due and exercisable one year from the first day of employment, the second being due and exercisable two years from the first day of employment, and the third being due and exercisable three years from the first date of


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employment. In addition and according to the same terms, Executive shall be granted a performance-based option to purchase shares, if still employed on the first, second, and third anniversary dates of his first day of employment, respectively, in accordance with the following schedule:

" 16,700 shares if world wide sales reach or exceed $10,000,000 in the year 2000 (on first anniversary date of employment);

" 16,700 shares if world wide sales reach or exceed $15,000,000 in the year 2001 (on second anniversary date of employment);

" 16,700 shares if world wide sales reach or exceed $30,000,000 in the year 2002 (on third anniversary date of employment).

     TERMINATION

     5.1 DEATH OR DISABILITY. If Executive is prevented from performing duties hereunder by reason of illness or injury for: (i) a period of six (6) or more consecutive months or (ii) more than 180 days in any consecutive twelve month period (the date of the determination of disability under clause (i) or (ii) shall be referred to as the "EFFECTIVE DATE OF DISABILITY"), or if Executive dies during employment, Employer shall pay to the Executive (or in the case of death to the executors under Executive's last will and testament), the base salary that would otherwise be payable to the Executive under this Agreement through the end of the six (6) month following the month in which the Executive's Effective Date of Disability or death occurs, as the case may be, and a bonus pro-rated and based on the amount of worldwide sales during the months of Executive's employment. Executive's (or his Estate's) rights to purchase stock pursuant to Article 4.6 of this Agreement shall not be interrupted. This shall occur notwithstanding any contrary terms in the Stock Option Plan or the Stock Option Agreement. Such payments as described in this article shall constitute all of Employer's obligations to Executive in the event of Executive's, death or disability, and all compensation and benefits, except benefits provided by law (e.g., COBRA health insurance continuation benefits), shall otherwise cease to accrue. The determination regarding whether Executive is unable to perform duties hereunder shall be made by Employer's Board of Directors in the reasonable, good faith exercise of its judgment.

     5.2 TERMINATION. This Agreement does not grant Executive any right or entitlement to be retained by the Employer, and shall not affect or prejudice Employer's right to discharge the Executive in accordance herewith with or without cause.

     6.1 EMPLOYMENT AT WILL. This Agreement is a contract of employment at will. This means that employment will continue only so long as both Employer and Executive want it to do so. Executive is free to quit at any time at his discretion and Employer is free to terminate Executive's employment at any time at its discretion.

     6.2 TERMINATION WITHOUT CAUSE. Employer's Board may terminate Executive's employment with Employer at any time, upon thirty days' written notice, without "cause," as defined below. In the event Executive's employment is terminated without cause or in the event Executive resigns for "good reason", as defined in
Section 6.5, within the first 12 months of



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employment, Executive shall be entitled in a twelve-month continuation of his base salary and 50% of the total stock options pursuant to Section 4, excluding the performance-based options. In the event Executive's employment is terminated without cause or in the event Executive resigns for "good reason", as defined in Section 6.5, after the first 12 months of employment. Executive shall be entitled to a twelve-month continuation of his base salary and all of the stock options pursuant to Section 4, excluding the performance-based options. Such salary and benefits shall constitute the entirety of Employer's obligations to Executive in the event of the termination of Executive's employment without cause, except benefits provided by law (e.g., COBRA health insurance continuation benefits). All salary payable under this Section shall be paid at the same time and basis as Employer pays its payroll in general.

     6.3 TERMINATION WITH CAUSE. Employer's Board may terminate Executive's employment with Employer at any time for cause, immediately upon notice to Executive of the circumstances leading to such termination for cause. In the event that Executive's employment is terminated for cause, all compensation and benefits, except benefits provided by law (e.g., COBRA health insurance continuation benefits), will immediately cease to accrue, and all compensation and, except as otherwise required by applicable law, benefits accrued and options/warrants due and exercisable at the date of termination shall be paid/offered to Executive within a reasonable time thereafter but in no event later than thirty days. The date of termination shall be the date upon which notice of termination is given. Employer shall have no further obligation to pay severance of any kind nor to make any payment in lieu of notice.

     6.4 DEFINITION OF CAUSE. For the purposes of this Agreement, "cause" shall mean: (a) insubordination (defined as intentional refusal to execute or carry out directions from the Board); (b) conviction of any felony or any crime involving moral turpitude; (c) continuing willful and material breach of Executive's duties to Employer, after Executive has been given 30 days' written notice of the breach and specific instructions as to how to cure it, if in the good faith, reasonable determination of the Board, Executive has failed to cure the breach after 30 days.

     6.5 GOOD REASON. The Executive shall have "good reason" to resign his employment under this Agreement if any of the following occur:

     (a) any decrease in Executive's compensation or change in his eligibility to participate in Employer's benefit plans, insurance programs, incentive and bonus plans and deferred compensation plans; or the sale or transfer of more than fifty percent (50%) of the beneficial ownership interest in the equity of OZ.COM, to an entity or entities not affiliated with OZ.COM.

     (b)  any attempt to change Executive's eligibility for Employer's stock; or

     (c)  any change in Executive's title, reporting or responsibilities; or

     (d) any material breach by Employer of any term or provision of this Agreement.

     7.1 BREACH OR VIOLATION OF AGREEMENT. The parties agree that a breach or violation of this Agreement will result in immediate and irreparable injury and harm to the innocent party, who shall have, in addition to any and all remedies of law, the right to an injunction, specific

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performance or other equitable relief to prevent the violation of the obligations hereunder, plus reasonable attorneys' fees and costs incurred in obtaining any such relief.

     8.1 NOTICES. Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and, if mailed, sent by registered or certified mail, postage prepaid, or by an overnight delivery service, to the party named at the address set forth below, or at such other address as each party may hereafter designate in writing to the other party.

Employer:           OZ.COM
                    C/O Jon L. Amason, CFO
                    Snorrabraun 54
                    IS-105 Reykjavik, Iceland

with a copy to:     Robert G. Quinn, Esq.
                    Quinn & Quinn
                    18665 Via Torino
                    Irvine, California 92612

Executive:          ________________________

                    ________________________

                    ________________________

Any such notices shall be deemed to have been delivered when served personally (including personal delivery by telecopy), within five business days after being mailed by registered or certified mail, or within two business days after being mailed by an overnight delivery service.

     9.1 ENTIRE AGREEMENT. This Agreement and certain Proprietary Information and Inventions Agreement by and between Executive and Employer of even date herewith supersede all prior discussions, negotiations and agreements between the parties with respect to the subject matter, or otherwise in consideration hereof, and reflects their entire agreement.

     10.1 CHANGE, MODIFICATION, WAIVER. No change or modification of this Agreement shall be valid unless it is in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. The failure of a party to insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

     11.1 SEVERABILITY OF PROVISIONS. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed,


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construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

     12.1 SUCCESSORS AND ASSIGNS. The services and duties to be performed by Executive hereunder are personal and may not be assigned. This Agreement shall be binding upon and inure to the benefit of Employer its successors and assigns, and Executive, his heirs and representatives. This Agreement shall be assignable by Employer to any successor entity to Employer, or any entity controlled by or under common control with Employer.

     13.1 ATTORNEYS' FEES. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach therefore, the prevailing party shall be entitled to reasonable attorneys' fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

     ARBITRATION OF DISPUTES

     14.1 CHOICE OF ARBITRATION. All disputes in connection with this Agreement or the execution thereof shall be amicably settled through negotiation. Any and all disputes arising out of or in connection with the present Agreement that cannot be settled amicably, shall be settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC.") or by any other body mutually agreed upon by the parties. Pre-arbitration discovery shall be permitted at the request of either party under appropriate protection for proprietary and confidential business information. If any terms in this Section 14 are inconsistent with the rules of the ICC in effect at the time of the dispute, then the rules of the ICC shall prevail.

     14.2 NOTICE AND ATTEMPTS TO RESOLVE. Before filing a demand for arbitration, a party must send the other party written notice identifying the matter in dispute and invoking the procedures in this paragraph. Such written notice shall be sent promptly after the party knew or reasonably should have known of an alleged violation of this Agreement. Within fifteen days after such written notice is given, one or more principals of each party shall meet at a mutually agreeable, for the purpose of determining whether they can resolve the dispute themselves by written agreement. If the parties fail to resolve the dispute by written agreement within the fifteen-day period, the complaining party may then initiate the arbitration process by filing a demand with the ICC or such other body as the parties may agree upon. Nothing in this paragraph shall prevent a party from seeking temporary equitable relief, from ICC or such other body as the parties may mutually agree upon, during the fifteen-day period if necessary to prevent irreparable harm.

     14.3 NUMBER OF ARBITRATORS. There shall be three arbitrators to be chosen in accordance with the then current ICC rules for selecting arbitrators. Either party may disqualify any individual arbitrator who is a present or past employee, owner, or consultant to the opposing party or a competing organization.
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     14.4 LOCATION AND PROCEDURES. The place of arbitration shall be
Massachusetts, unless the parties mutually agree upon another location. The language of the proceedings shall be English. In its decision, the arbitration panel shall apply the provisions of this Agreement first and foremost. If and when this Agreement does not provide solutions to given problems, the panel shall apply the law of Massachusetts. The procedural rules of the Arbitration of the International Chamber of Commerce shall govern the proceedings. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for inspection only by Executive and Employer, their respective attorneys, and their respective experts, consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, until such information shall become generally known.

     14.5 POWER OF ARBITRATORS. The arbitrators, who shall act by majority vote, shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a temporary injunction, or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction over the parties.

     14.6 RIGHTS OF PREVAILING PARTIES. If any action is necessary to enforce or interpret the terms of this Section 14, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

     MISCELLANEOUS

     15.1 FORM. As used in this Agreement, the singular form shall include, if appropriate, the plural.

     15.2 HEADINGS. The headings used in this Agreement are solely for the convenience and reference of the parties and are not intended to be descriptive of the entire contents of any paragraph and shall not limit or otherwise affect any of terms, provisions, or constrictions thereof.

     15.3 CONFIDENTIAL INFORMATION. Before the first date of employment, Executive shall have signed and returned to Employer the Attached Proprietary Information and Inventions Agreement.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

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By: /s/ SKULI MOGENSEN                  /s/ FREDRIK TORSTENSSON
   ------------------------------      -----------------------------
     For the Board of Directors            Fredrik Torstensson